EXHIBIT 107

Calculation of Filing Fee Table

424(b)(5)

(Form Type)

NASDAQ INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Fees to be Paid	Debt	5.650% Notes due 2025	457(r)	$500,000,000	99.920%	$499,600,000	$110.20 per $1 million	$55,055.92

Fees to be Paid	Debt	5.350% Notes due 2028	457(r)	$1,000,000,000	99.801%	$998,010,000	$110.20 per $1 million	$109,980.70

Fees to be Paid	Debt	5.550% Notes due 2034	457(r)	$1,250,000,000	99.972%	$1,249,650,000	$110.20 per $1 million	$137,711.43

Fees to be Paid	Debt	5.950% Notes due 2053	457(r)	$750,000,000	99.431%	$745,732,500	$110.20 per $1 million	$82,179.72

Fees to be Paid	Debt	6.100% Notes due 2063	457(r)	$750,000,000	99.407%	$745,552,500	$110.20 per $1 million	$82,159.89

Fees Previously Paid	—	—	—	—	—	—		—

Carry Forward Securities

Carry Forward Securities	—	—	—	—	—	—	—	—

Total Offering Amount						$4,238,545,000		$467,087.66

Total Fees Previously Paid								—

Total Fee Offsets								—

Net Fee Due								$467,087.66

The prospectus supplement to which this Exhibit is attached is a final prospectus for the related offering. The maximum aggregate amount of that offering is $4,250,000,000.